FOR IMMEDIATE RELEASE
                                        October 31, 2000

                                        Contact:
                                        Katharine W. Kenny
                                        V.P. - Investor Relations
                                        (704)372-5404


                       Ruddick Reports Fiscal 2000
             Fourth Quarter and Year End Financial Results

Charlotte, N.C.- Ruddick Corporation (NYSE:RDK) today reported that unaudited consolidated sales for the 52-week fiscal year ended October 1, 2000 increased by 2.2% to $2.68 billion from $2.62 billion for the previous 53-week fiscal year ended October 3, 1999. Adjusted for the additional week of sales in fiscal 1999, sales increased by approximately 4.2%. Net income rose by .6%
in the 2000 fiscal year to $51.0 million, or $1.10 per share, from $50.7 million, or $1.08 per share in fiscal 1999. The increase in net income resulted from increased operating profit at Harris Teeter, the Company's regional supermarket subsidiary, partially offset by a decrease in operating profit at American & Efird (A&E), the industrial thread subsidiary, and reduced by higher income taxes for the Company.

Consolidated sales for the 13-week fourth quarter of fiscal 2000 decreased by 2.6% to $672.2 million from $690.4 million in the 14-week fourth quarter of fiscal 1999. Adjusting for the additional week in fiscal 1999, sales increased by approximately 4.8%. Net income in the fourth quarter of $12.0 million, or $.26 per share was lower by 8.3% from $13.1 million or $.28 per share in the prior fiscal year's fourth quarter. These results reflected primarily the continuation of a very competitive sales environment for both subsidiaries, weakness in certain apparel markets for customers of A&E, higher income taxes, and the impact of one less week of sales in the fourth quarter of fiscal 2000.

Harris Teeter's sales for the 52-week fiscal year 2000 grew by 2.6%, to $2.33 billion from $2.27 billion in 53-week fiscal 1999 and comparable store sales grew by .6%. Sales results for the fiscal year have been impacted by the lack of inflation in the grocery sector and by competitive activity in the Southeast, to which Harris Teeter has responded with expanded promotional activities. Adjusting for the additional week in fiscal 1999, total sales in fiscal 2000 grew by approximately 4.6%.
Thomas W. Dickson, President of Ruddick Corporation, stated "Weak comparable store sales growth in the first half of the year improved in the second half, however, the competitive landscape in the Southeast continues to be one of the toughest in the country." Dickson said that Harris Teeter has been disappointed with the uneven pace of sales growth in a number of its non-core markets. "These are markets that we will focus on in fiscal 2001 and evaluate ways to achieve their greater sales potential," stated Dickson. Harris Teeter's sales for the fourth quarter of fiscal 2000 decreased by 2.2%. Adjusting for the additional week in 1999, total sales increased
5.3% for the quarter. Comparable store sales increased by .6%.

Harris Teeter's gross margin on sales improved during fiscal 2000 and certain productivity improvements were achieved at the store level. Harris Teeter's operating profit for fiscal 2000 grew by 6.7%, from $55.4 million in fiscal 1999 to $59.1 million in fiscal 2000. Operating profit for the fourth quarter grew by 4.5% in fiscal 2000, from $13.3 million in fiscal 1999 to $13.9 million. Operating margin on sales in fiscal 2000 improved to 2.54% as compared to 2.44% in fiscal 1999, and improved to 2.38% in the fourth quarter of fiscal 2000 from 2.23% in the fourth quarter of 1999. Harris Teeter's operating profit decreased in the third and fourth quarter of fiscal 1999 due to the reduced revenues and increased costs related to the sale of 11 western Virginia stores and the opening of eight of 10 stores it purchased from Kroger in the Winston-Salem and Greensboro, North Carolina markets. In fiscal 2000, operating profit at Harris Teeter was effected by additional promotional spending, increases in labor costs and higher than expected waste. Even though labor rates increased this past year due to the tight labor market in the southeastern U.S., Harris Teeter reported that it was able to offset a portion of this by implementing engineered labor standards in more departments. In addition, the designation of model stores in each region will help store management better understand and implement desired best operating practices and is expected to be a positive factor in improving overall profitability.

Harris Teeter opened three new stores in the fourth quarter, for a total of nine new stores during the year, including its first two stores in the northern Virginia/Washington D.C. market. At year end, 156 stores were in operation, compared to 147 at the end of fiscal 1999. Total store square footage increased by 5.9%, from 5,930,991 square feet at the end of fiscal 1999 to 6,278,753 square feet at the current year end.

A&E's sales fell by .5%, from $351.6 million in 53-week fiscal 1999 to $349.9 million in the 52-week fiscal 2000. Adjusting for the additional week in fiscal 1999, sales in 2000 would have increased by approximately
1% as compared to last year. "Fiscal 2000 was a very challenging year for A&E," said Dickson. "Sales and profitability were impacted by slowing retail sales, increased imports into the U.S. market and a competitive pricing environment." A&E sales in the U.S. declined by 6.6% with the continued shift of apparel production out of the country, but foreign sales expanded by 14.2%, accounting in fiscal 2000 for approximately 34% of total A&E sales. In the fourth quarter, foreign sales accounted for about 39% of total A&E sales. The United States-Caribbean Basin Trade Partnership Act, which took effect in October, 2000, eliminates duty on all apparel made of U.S. fabrics from U.S. yarns coming out of the Caribbean Basin and is already having a positive impact on Latin American thread sales by A&E. A&E anticipates that the bill will increase demand for U.S. manufactured sewing thread in the region and bring more apparel sourcing back to this hemisphere from Asia. Further, A&E management was pleased with the sales expansion this year in its non-apparel, or filament, thread sales, and the launch of its new embroidery thread product. "We believe both products have strong future growth potential," said Dickson. A&E's sales for the fourth quarter of fiscal 2000 decreased by 5.3%, although adjusting for the additional week in fiscal 1999 would have resulted in a slight increase.

A&E's operating profit decreased by 2.3%, to $47.5 million in fiscal 2000 from $48.6 million in the prior year. Operating profit for the fourth quarter of fiscal 2000 decreased by 14.4%, from $13.5 million in fiscal 1999 to $11.6 million. Major contributors to this decrease in operating profit included the impact of competitive pricing pressures on gross margins and the rising costs of labor, raw materials and energy. These factors were partially offset during much of the year by improved productivity related to the consolidation of A&E's North Carolina dyeing and finishing facilities and U.S. service centers, as well as the continued improvement in many of its international operations. Dickson said "A&E continues to build the infrastructure necessary to support our international expansion, such as the current construction of a new dyeing and finishing plant in southern China. This plant will allow us to better and more efficiently service our customer base in Asia."

As Ruddick Corporation looks forward to fiscal 2001, management is cautious in its expectations for modest increases in consumer spending in the U.S. within at least the first half of the fiscal year. While industrial thread sales in the U.S. are expected to continue to decline, A&E anticipates the continuation in the coming year of growth in foreign sales at a pace at least equal to that at which it has grown recently. Total sales for A&E are expected to grow at a very modest rate. Further, the competitive environment for supermarkets is not expected to ease significantly within the foreseeable future. However, Harris Teeter has put into place aggressive promotional and merchandising programs which it expects will have a positive impact on comparable store sales, as well as attract new customers from competitors that have closed in our markets. If Harris Teeter achieves its comparable store sales growth plan of about 1% and its new store opening plan of eleven new stores and one replacement store, it expects to generate total sales growth in the mid single digits.

Consistent execution at underperforming Harris Teeter stores of the productivity initiatives that have been implemented and proven successful will dictate the pace at which its margins could improve. A&E can improve margins when generating a level of sales volume that allows for more efficient operating schedules. The extent of softness in apparel, home furnishings and other markets will obviously have an impact upon A&E production levels. Further, pressure from retailers on manufacturers to reduce prices continues to be an important factor in gross margin improvement for the company. Given all the complex factors currently impacting sales and costs at both subsidiaries, Ruddick Corporation management remains conservative in its outlook and believes that earnings improvement for fiscal 2001 will be difficult in the current environment.

Capital expenditures are expected to increase somewhat from fiscal 2000 levels in fiscal 2001 for A&E. A&E's capital expenditures are expected to grow to approximately $31 million, as compared to $19.7 million in fiscal 2000, and a greater portion of these expenditures will occur in the first half of the year as the new China dyeing and finishing facility and other currently underway modernization programs are completed. Harris Teeter anticipates capital spending of approximately $76 million, as compared to $99 million in fiscal 2000. If A&E and Harris Teeter meet these capital spending plans, depreciation/amortization costs should increase by approximately 9%.

This news release contains forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future adverse tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and Harris Teeter store openings and closings; and the extent and speed of the successful execution of strategic initiatives in each of the operating companies.

Ruddick Corporation is a holding company which operates two subsidiaries:
Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread.

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit its web site at www.ruddickcorp.com.




                                                               Consolidated
                                       Harris Teeter    A&E      Ruddick Corp.

Operating Statistics+
October 1, 2000
(Dollars in millions)

Fourth Qtr. 2000
  Earnings before interest, taxes, depre-
   ciation and amortization (EBITDA)       $  28.7     $ 15.8    $   43.9
  Depreciation/amortization                   14.8        4.6        19.8
  Capital expenditures                        24.6        8.2        32.8
  Working capital increase/(decrease         (11.3)       2.0       (17.0)
  Total assets                               665.3      304.1     1,021.0
  Capital employed*                          456.6      215.6       712.1

Fiscal Year 2000
  Earnings before interest, taxes, depre-
   ciation and amortization (EBITDA)        $116.2     $ 65.2     $  176.9
  Depreciation/amortization                   57.0       18.6         77.0
  Capital expenditures                        99.0       19.7        118.7
  Working capital increase/(decrease)         (5.1)       5.4         18.2
  Total assets                               665.3      304.1      1,021.0
  Capital employed*                          456.6      215.6        712.1

+Due to the activities of Ruddick's corporate headquarters, the operating statistics by subsidiary are not additive.
*Long-term debt including current portion, capital leases, minority interests and shareholders' equity.

Harris Teeter Stores
Open at 10/3/99:                     147
Opened during fiscal 2000:
         1st quarter                 2 (Atlanta, Ga., Arlington, Va.)
         2nd quarter                 2 (Atlanta, Ga.)
         3rd quarter                 2 (Atlanta, Ga., Norfolk, Va.)
         4th quarter                 3 (Annandale, Va., Huntersville, NC,
                                         Atlanta, Ga.)
             NO CLOSINGS
             3 major remodels, 12 minor remodels

Open at 10/1/00:                     156
0penings during fiscal 2001:
         1st quarter (actual)        4 (Charlotte, NC, Nashville, Tn.,
                                        Atlanta, Ga., Amelia Island, Fl.)
         2nd quarter (estimated)     3
         3rd quarter (estimated)     2
               (includes replacement store)
         4th quarter (estimated)           3
             1 CLOSING                  (1)
               (replaced in 3rd quarter)
             5 major remodels, 13 minor
            remodels
Estimated Open at 9/30/01            167





                            RUDDICK CORPORATION
                        CONSOLIDATED BALANCE SHEETS

                              (Unaudited)
                             (in thousands)

                                               October 1,     October 3,
                                                 2000           1999

ASSETS
Curent assets
 Cash and temporary cash investments           $ 9,527       $ 14,467
 Accounts receivable, net                       73,889         76,827
 Inventories                                   248,623        223,694
 Other                                          31,205         43,886
                                             __________    __________
   Total current assets                        363,244        358,874
Property, net of accumulated depreciation      580,529        539,557
Investments and other assets                    77,245         71,683
                                            ___________    __________
       Total Assets                         $1,021,018       $970,114
                                            ===========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Notes payable                                    $800           $177
 Current portion of long-term debt               2,944            429
 Accounts payable and accrued expenses         208,634        223,276
 Income taxes payable                           12,680         14,986
                                            ___________    __________
        Total current liabilities              225,058        238,868
 Long-term debt                                224,996        198,532
 Deferred income taxes and liabilities          86,847         84,305
 Minority interest                               8,458          4,726
 Shareholders' equity                          475,659        443,683
                                            ___________    __________
         Total Liabilities and Equity       $1,021,018       $970,114
                                            ===========    ==========



                              RUDDICK CORPORATION
                          SUMMARY OF SALES AND EARNINGS
                                   (Unaudited)
                                 (In thousands)

                                   Quarter Ended      Twelve Months Ended
                          ------------------------ -------------------------
                            October 1,   October 3,  October 1,   October 3,
                              2000          1999        2000         1999
                          ------------  ---------- ------------- -----------

Net Sales
 American & Efird           $ 88,816      $ 93,826   $  349,925   $  351,618
 Harris Teeter               583,338       596,536    2,332,908    2,273,156
                          ------------  ----------- ------------- -----------
   Total                     672,154       690,362    2,682,833    2,624,774
                          ------------  ----------- ------------- -----------

Gross Profit
 American & Efird             25,841        29,307      103,885       106,093
 Harris Teeter               162,539       165,225      648,695       621,284
                          ------------  ----------- ------------- ------------
   Total                     188,380       194,532      752,580        727,377
                          ------------  ----------- -------------- ------------

Operating Profit
 American & Efird             11,572        13,522       47,478         48,617
 Harris Teeter                13,909        13,313       59,146         55,438
                          ------------  ----------- -------------- ------------
    Total                     25,481        26,835      106,624        104,055

Other Costs and Deductions
 Interest expense, net         3,945         3,536       15,487         14,686
 Other administrative
  expense, net                 1,008         2,032        5,861          7,486
 Minority interest               372           164          883            494
                           ------------  ------------ ------------ ------------
     Total                     5,325         5,732       22,231         22,666
                           ------------  ------------ ------------ ------------

Income before taxes           20,156        21,103       84,393         81,389
Taxes                          8,162         8,028       33,391         30,675
                           ------------  ------------ ------------ -------------
Net Income                   $11,994       $13,075      $51,002        $50,714
                           ============  ============ ============ =============

Earnings Per Share - Basic     $.26          $.28         $1.10          $1.09
Weighted Average Number
 of Basic Shares
 Outstanding                 46,217         46,439        46,274         46,512
Earnings Per Share - Diluted   $.26           $.28         $1.10          $1.08
Weighted Average Number
 of Diluted Shares
 Outstanding                 46,251         46,656        46,350         46,747